UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2025

RISE GOLD CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

650 – 669 Howe Street
 Vancouver, British Columbia, Canada V6C 0B4
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (604) 260-4577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

As previously reported, Rise Gold Corp. (the "Company" or "Rise") contracted to sell 66 acres of industrial land located adjacent to the Company's Idaho-Maryland Mine Property (the "I-M Mine") for $4.3 million on October 1, 2024. The sale transaction is subject to two sale agreements with the same, arm's length third party, MRJD LLC, or its assigns, (the "Purchaser"). The Purchaser has not had any previous relationship with the Company or with the Company's properties.

The first agreement, dated October 1, 2024, which covers 16 acres of land for a total consideration of $1.8 million, closed on November 27, 2024, with the payment of half the sale price, minus certain deductions. The balance of the purchase price is due on November 27, 2026. The Purchaser agreed to pay monthly interest at an annual rate of 5% per year on the balance of the purchase price until paid in full. On January 14, 2025, the Company and the Purchaser negotiated a discounted, accelerated payment with the purchaser whereby the Company received $702,000 in lieu of the second $900,000 payment due in November 2026.

The second sale agreement, dated September 30, 2024 and with an effective date of October 1, 2024, covers 50 acres of land for a total sale price of $2.5 million and is expected to close on May 26, 2025, at which point half of the sale price will be due, with the other half due on May 26, 2027. The Purchaser has placed $200,000 in escrow and will pay $12,500 per month in rent until the closing, with the rent payments to be applied against the purchase price. Commencing on the closing date, the Purchaser will pay monthly interest at an annual rate of 5% per year on the balance of the purchase price until it is paid in full.

The Purchaser will use the land for commercial activities permitted under the current zoning, including parking of trucks and equipment and other operations related to utility vegetation management. Rise and the Purchaser have agreed to an option agreement giving the Company the right to repurchase within 20 years from the closing date the 66 acres of land being sold for the sale price plus the cost of any capital improvements plus an increase of five percent per year on the condition that Rise acquires final government approvals to perform mining operations at the I-M Mine Property. The sale of the 66 acres of land does not include a transfer of mineral rights to the Purchaser and mining activities at the I-M mine can continue. Copies of the sale agreements are included as exhibits to Amendment No. 1 to the Company's Form 10-Q report for the fiscal quarter ended October 31, 2024 filed on April 17, 2025.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated January 16, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2025

RISE GOLD CORP.

/s/ Joseph E. Mullin III
Joseph Mullin
Chief Executive Officer